EXHIBIT 12




                          NORTHWEST NATURAL GAS COMPANY
                    Computation of Ratio of Earnings to Fixed
                  Charges January 1, 1994 - September 30, 1999


                                                                                            Twelve
                                                                                            Months
                                                   Year Ended December 31,                  Ended
                                 ------------------------------------------------------     Sept. 30,
                                     1994       1995        1996      1997       1998        1999
                                 --------------------------------------------------------------------
Fixed Charges, as Defined:
     Interest on Long-Term
       Debt ...................   $ 21,921   $ 23,141   $ 23,176   $ 24,918   $ 27,567     $ 27,758
     Other Interest ...........      2,473      2,252      3,448      4,500      4,902        3,307
     Amortization of Debt
       Discount and Expense ...        850        882        865        730        714          706
     Interest Portion of
       Rentals ................      1,697      1,764      1,798      2,111      1,986        1,986
                                  --------   --------   --------   --------   --------     --------
     Total Fixed Charges, as
       defined ................   $ 26,941   $ 28,039   $ 29,287   $ 32,259   $ 35,169     $ 33,757
                                  ========   ========   ========   ========   ========     ========

Earnings, as defined:
     Net Income ...............   $ 35,461   $ 38,065   $ 46,793   $ 43,059   $ 27,301     $ 37,209
     Taxes on Income ..........     20,473     22,120     27,347     21,106     12,254       20,260
     Fixed Charges, as above ..     26,941     28,039     29,287     32,259     35,169       33,757
                                  --------   --------   --------   --------   --------     --------
     Total Earnings, as defined   $ 82,875   $ 88,224   $103,427   $ 96,424   $ 74,724     $ 91,226
                                  ========   ========   ========   ========   ========     ========

Ratio of Earnings to Fixed
  Charges .....................       3.08       3.15       3.53       2.99       2.12         2.70
                                  ========   ========   ========   ========   ========     ========
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